Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Michael Carlotti	Media Contact: Mike Trask
Vice President of Treasury and Investor Relations	Corporate Communications Manager
(702) 584-7995	(702) 584-7451
MCarlotti@ballytech.com	MTrask@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES NEW SENIOR EXECUTIVE LEADERSHIP TEAM

LAS VEGAS, November 25, 2013 — Bally Technologies, Inc. (NYSE: BYI) (“Bally” or the “Company”), a leader in gaming machines, table-game products, casino-management systems, interactive applications, and networked and server-based systems for the global gaming industry, today announced its new senior executive team following the completion of the Company’s acquisition of SHFL entertainment.

“I am extremely pleased to welcome several new additions to the Bally executive team,” said Ramesh Srinivasan, President and Chief Executive Officer (CEO) of Bally. “The combination of such exceptional leadership from both Bally and SHFL will position us well for the next phase of our growth and will set the bar even higher in providing innovative, award-winning products and world-class customer service and support.”

Senior-level executives announced, all of whom will report to the CEO, include:

•                  Senior Vice President for Law and Government, Secretary, and General Counsel Mark Lerner. Lerner will retire effective December 31, 2013 and SHFL’s General Counsel and Executive Vice President Katie Lever will become Senior Vice President of Legal and Compliance, Secretary, and General Counsel, effective January 1, 2014.

•                  Senior Vice President of Business Development and Interactive John Connelly. Connelly has more than 20 years’ experience in the global gaming industry, including nearly 10 years in various capacities at Bally.

•                  Senior Vice President, Chief Financial Officer (CFO) and Treasurer Neil Davidson. Davidson has been Bally’s CFO since 2010 and has been with the Company in key financial roles since 2006.

•                  Senior Vice President of Australia and Europe Adrian Halpenny. Halpenny was President of SHFL’s Australasian and Asia businesses since 2010 and served as SHFL Australasia’s Director of Operations from 2007 to 2010.

•                  Senior Vice President of Operations and Human Resources Gary Kapral. Kapral has been with Bally since 2005 overseeing organizational development and implementation of Bally’s global human resources strategic-growth initiatives. For the past year, Kapral has also been leading Bally’s operations and global supply chain.

•                  Senior Vice President of Technology Bryan Kelly, who joined Bally in 2004 and manages the research and development of new gaming technologies, features and products.

•                  Senior Vice President of Customer Services Sridhar Laveti. Laveti joined Bally in 2006 and is responsible for managing the services and support teams for the games and systems divisions.

•                  Senior Vice President of Games, Table-Game Products, and Interactive Research & Development (R&D) Derik Mooberry. Mooberry will also oversee sales and operations in Mexico and Latin America. Mooberry has held several leadership roles at Bally and has nearly 20 years of industry experience.

•                  Senior Vice President of North American Sales and Corporate Marketing Robert J. Parente. Parente previously served as Bally’s Vice President of Canada, Europe and Corporate Accounts and has nearly 20 years’ experience in the gaming industry.  Parente will oversee a consolidated sales organization, with direct reports including veteran executive Tom Reilly and several other long-time sales executives from Bally and SHFL.

•                  Senior Vice President of Asia, India, and South Africa Srinivasan Raghavan. Raghavan joined Bally in 2005, overseeing Development Centers in India, and previously served as Bally’s Senior Vice President of Asia-Pacific & Africa and Managing Director of Bally India.

•                  Senior Vice President of Systems Research & Development and Information Technology Sethuram Shivashankar, who joined Bally in 2006. In this role, Shivashankar is responsible for the product management and software development of Bally Systems products and global Information Technology.

“Mark Lerner has been a tremendous asset to Bally Technologies over the past 17 years,” Srinivasan said. “His dedicated leadership, vision for the future, and deep knowledge of the gaming industry has been instrumental in Bally’s growth and success. Few individuals possess Mark’s knowledge and passion for the gaming industry, and his contributions to Bally cannot be overstated.”

Additionally, several senior executives previously at SHFL entertainment will continue with Bally in various leadership capacities. Roger Snow will serve as Senior Vice President of Table Products and Julia Boguslawski joins as Vice President of Corporate Marketing. Deron Hunsberger, Alexander “Axel” Grohs, Nathan Wadds, Colin Helsen, John Hemberger, Peter Wilkins, Terri Conway, and John Strickland are among other SHFL senior leaders joining the Bally team.

Consultant Kevin Verner will continue to the lead the Company’s integration efforts, reporting to Srinivasan. Verner has been leading the merger of the two companies over the past several months and previously served as Lead Independent Director on Bally Technologies’ Board of Directors.

“I am extremely proud to be working with such an experienced and talented team,” Srinivasan said. “This dynamic team will be focused on executing on our vision to create a world-class end-to-end gaming technology company. Both companies have long histories of innovation and have evolved to provide our customers with a superior portfolio of products within an ever-changing and competitive landscape. The combination of such exceptional leadership from both companies will enable Bally to continue to provide innovative, award-winning products and responsive, world-class customer service and support.”

About Bally Technologies, Inc.

Founded in 1932, Bally Technologies (NYSE: BYI) provides the global gaming industry with innovative games, table-game products, systems, mobile, and iGaming solutions that drive revenue and provide operating efficiencies for gaming operators.  For more information, please contact Laura Olson-Reyes, Senior Director, Corporate Marketing & Communications, at 702-584-7742, or visit http://www.ballytech.com.  Connect with Bally on Facebook, Twitter, YouTube, LinkedIn, and Pinterest.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —